Exhibit 99

NEWS

MARRIOTT INTERNATIONAL PROVIDES BUSINESS UPDATE AMIDST THE RAPIDLY EVOLVING CORONAVIRUS SITUATION
Company to host call with the investment community on March 19, 2020 at 8:30am ET
BETHESDA, MD - March 18, 2020 - Marriott International, Inc. (NASDAQ: MAR) today provided the following business update amidst the rapidly evolving coronavirus (COVID-19) situation.
Arne M. Sorenson, president and chief executive officer of Marriott International (“Marriott” or the “company”), said, “The travel industry is being impacted in unprecedented ways by COVID-19. As the virus and efforts to contain it have spread around the world, demand at our hotels has dropped significantly. We are working tirelessly to take care of our associates, our guests, our owners and our other key stakeholders. The situation is changing by the day and there is still tremendous uncertainty, but we feel it is important to share an update on some of what we have seen to date and describe key measures we are executing to mitigate the impact of COVID-19. While we cannot predict today how long this crisis will last, we know that it will get behind us. And when it does abate, lodging demand will rebound. We are confident that our company has the expertise and the resources to weather this crisis.”
BUSINESS PERFORMANCE UPDATE
2020 got off to a solid start. Global RevPAR1 growth in the first two months of the year was down 0.3 percent worldwide and up 3.2 percent excluding Asia Pacific. For January and February, RevPAR increased 3.5 percent in North America, with full-service hotels particularly strong, up 4.4 percent. Europe RevPAR was up 3.2 percent, while Caribbean and Latin America increased 1.2 percent and Middle East and Africa RevPAR was flat for the first two months. Asia Pacific RevPAR declined 24.7 percent through February, with Greater China down 52.1 percent and the rest of Asia Pacific down 8.4 percent because of the COVID-19 situation in that region.
Today there are very early signs of improvement in Greater China, as workers return to their jobs. The number of closed hotels in Greater China has declined from over 90 hotels a month ago to under 30 today. While occupancy levels in Greater China are still under 15 percent today, this is an improvement, and trend lines are pointing in the right direction.
In the rest of the world, where the crisis is much more recent, the trend lines are still negative. North America and Europe have seen occupancy levels below 25 percent over the last few days, compared to around 70 percent a year ago. The company could see further erosion in performance in the weeks ahead and does not expect to see material improvement until there is a sense that the spread of the virus has moderated. Marriott continues to work with its customers to navigate through this crisis. While there have been historically high levels of cancellations for stays through the first half of this year, there have not yet been meaningful group cancellations for 2021 related to COVID-19, and many group customers are at least tentatively rebooking for later in 2020.
MITIGATION PLANS
The company is taking numerous proactive steps to mitigate the negative financial and operational impacts of COVID-19. Business contingency plans have been implemented and will continue to be adjusted in response to the global situation. At the property level, contingency plans include measures such as closing food and beverage outlets, reducing staff and closing floors or even entire hotels. The company has also temporarily deferred most
1 All occupancy and RevPAR statistics are comparable, systemwide, constant-dollar and include hotels that have been temporarily closed due to COVID-19. All changes refer to year-over-year changes for the comparable period.

brand standards to help owners and franchisees, including delaying renovations due in 2020 by one year, deferring required furniture, fixtures and equipment funding and suspending brand standard audits.
At the corporate level, these steps include making significant cuts in senior executive salaries, requiring temporary leaves in North America, shortening work weeks around the world and cancelling non-essential travel and spending. Marriott estimates these cost cutting measures will reduce 2020 corporate general and administrative costs by at least $140 million. As additional measures continue to be implemented, this number is expected to grow. The company has also taken steps to dramatically reduce costs related to programs and services that hotels reimburse it for, such as marketing costs, to be more in-line with the expected decline in funding given likely lower systemwide revenues. The company has also reviewed its investment spending plans and currently expects to eliminate or defer at least one-third of its prior forecast of $700 to $800 million of spend in 2020, generally proceeding with funding only when the company was previously obligated.
BALANCE SHEET UPDATE
In the current environment, a major priority is preserving liquidity. Marriott has a $4.5 billion revolving credit facility that expires in June 2024 to provide liquidity when needed. As of March 17, the company has drawn down $2.5 billion primarily to support commercial paper maturities. The company’s levers to preserve cash include reducing or eliminating share repurchases, suspending the cash dividend, reducing payroll and other costs and cutting back investment spending. The company has not repurchased shares in 2020 other than the $150 million of share repurchases reported in the February 26, 2020 press release, and Marriott anticipates that its previously announced first quarter 2020 dividend, payable on March 31, 2020, will be the last until conditions improve. The company is also working with vendors and other partners in order to preserve working capital.
UPDATE ON 2020 OUTLOOK
Given the meaningful coronavirus impact experienced to date and the uncertainty and fluidity of the ongoing situation, Marriott withdraws all aspects of its outlook and assumptions for 2020 provided in its press release on February 26, 2020 and on its February 27, 2020 earnings call.
CONFERENCE CALL
Marriott plans to hold a conference call for the investment community to discuss this update on Thursday, March 19, 2020 at 8:30 am ET. Mr. Arne Sorenson, Marriott International's president and chief executive officer, and Ms. Leeny Oberg, Marriott International's executive vice president and chief financial officer, will discuss the update.
The conference call will be webcast simultaneously via Marriott’s investor relations website. Those wishing to access the call on the web should log on to http://www.marriott.com/investor, and click the link for the call under “Business Update”. A replay will be available at that same website until March 18, 2021. A transcript of the call will also be available on the company’s website.
The telephone dial-in number for the conference call is 706-679-3455. Please use conference ID 5881206 when dialing into the call. Due to anticipated call volumes, those wishing to join the conference call should dial-in at least 20 minutes prior to the scheduled start time.
A telephone replay of the conference call will be available from 11:00 am ET, Thursday, March 19, 2020 until 8:00 pm ET, Thursday, March 26, 2020. To access the replay, call 404-537-3406. The conference ID for the recording is 5881206.
Marriott may post updates on its response to COVID-19 and other matters on its investor relations website at http://www.marriott.com/investor or Marriott’s news center website at https://news.marriott.com/. It is possible that the information Marriott posts on these websites could be deemed to be material information. Therefore, Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on these websites. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

Note on forward-looking statements: This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements related to the expected effects on our business of the COVID-19 pandemic; RevPAR and occupancy trends; the impact of contingency plans and cost and investment reductions; our liquidity and working capital expectations; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those we identify below and other risk factors that we identify in our most recent annual report on Form 10-K. Risks that could affect forward-looking statements in this press release include the duration and scope of the COVID-19 pandemic and impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps we and our property owners and franchisees take to reduce operating costs; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; the extent to which we experience adverse effects from the Starwood data security incident; and changes in tax laws in countries in which we earn significant income. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of March 18, 2020. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 7,300 properties under 30 leading brands spanning 134 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy™, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and instagram.

CONTACTS:	Connie Kim
Media Relations
301-380-4028
connie.kim@marriott.com

Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.burka@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

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